SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON DC  20549


                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                     THE SECURITIES AND EXCHANGE ACT OF 1934

                                  APRIL 5, 2002
                                 DATE OF REPORT
                        (DATE OF EARLIEST EVENT REPORTED)

                              POWERCOLD CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           NEVADA                   33-19584               23-2582701
  (STATE OF INCORPORATION)   (COMMISSION FILE NO.)   (IRS EMPLOYER IDENT. NO.)

                                115 CANFIELD ROAD
                             LA VERNIA, TEXAS 78121
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                                  830 779-5223
                         (REGISTRANT'S TELEPHONE NUMBER)





























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                              POWERCOLD CORPORATION
                                    FORM 8-K

ITEM  1  -  CHANGES  IN  CONTROL  OF  REGISTRANT
     None

ITEM  2  -  ACQUISITION  OR  DISPOSITION  OF  ASSETS
     None

ITEM  3  -  BANKRUPTCY  OR  RECEIVERSHIP
     None

ITEM  4  -  CHANGES  IN  REGISTRANT'S  CERTIFYING  ACCOUNTANT
     None
ITEM  5  -  OTHER  EVENTS

     Effective April 2, 2002, PowerCold Corporation signed a letter of intent to acquire Alturdyne, Inc. a San Diego based manufacturer of diesel, natural gas, turbine and rotary generator sets. PowerCold expects to complete the acquisition by May 31, 2002 after a further detailed audit.

     The transaction, which would be non-dilutive for present shareholders, involves a combination of cash and stock. Specific terms were not disclosed. Under the proposed agreement, PowerCold would acquire all of Alturdyne's assets and intellectual property. Alturdyne would then operate as an independent wholly owned PowerCold subsidiary. PowerCold further expects to be qualified for listing on the American Stock Exchange or NASDAQ.

     Alturdyne sales during the past 10 years have been in the $6.5 million to $11 million range with seven profitable sales years including each of the last two years. Alturdyne has developed, packaged and installed over 4,000 engine power units around the world.

     Alturdyne was established in 1970 for the purpose of providing custom turbine engine power units to the industry. The company's product designs are usually unique packages with self-contained, automatic state-of-the art controls. Alturdyne currently employees approximately 80 people in its two San Diego manufacturing facilities. Another 20 sales and service people are located across the United States.

     Alturdyne is an approved vendor for all the "Baby Bell" companies, which are regulated to maintain standby power. Alturdyne derives over 50% of its revenues from emergency back-up generator sets sold to AT&T, Lucent, the seven Regional Bells, GTE and Sprint. Additional revenue is derived from sales of spare parts and contracts for service. Another 10 -15% of Alturdyne's business comes from engine driven chillers and cogeneration systems.

ITEM  6  -  RESIGNATIONS  OF  REGISTRANT'S  DIRECTORS
None

ITEM  7  -  FINANCIAL  STATEMENTS,  PRO FORMA FINANCIAL INFORMATION AND EXHIBITS
     None

ITEM  8  -  CHANGE  IN  FISCAL  YEAR
     None

                              POWERCOLD CORPORATION
                                    FORM 8-K


                                   Signatures

In accordance with the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


     POWERCOLD  CORPORATION


     Date:  April  5,  2002


     /S/  Francis  L.  Simola                              Francis  L.  Simola
     ------------------------
     President  and  CEO